Exhibit 10.1

Revised Letter of Payment Authorization

June 17, 2008

Dr. Jay Lichter

Akesis Pharmaceuticals, Inc.

888 Prospect Street

Suite 320

La Jolla, CA 92037

E: jlichter@avalon-ventures.com

Dear Dr. Lichter,

We thank you for your interest in Charles River Laboratories and hope the attached proposal meets with your approval. For your convenience, we have provided the following summary of the titles and prices of the studies and/or study components under discussion. If you would like us to proceed with animal orders resource allocation, please initial the studies and components you wish to authorize at this time and sign and date the authorization line below. These prices are valid for 60 days, but may be modified by mutual agreement if changes to the scope of work are made.

Authorization Initial’s	Study Number and Title	Price (US Dollars)
LTC00013 13-Week Toxicity Study in Sprague-Dawley Rats with 4 Weeks Recovery (Reference scope of work dated: 06/17/2008 version 1)
	Core Study Price:	$446,500 (price includes 5% discount)

	210935 Dose Solution Analysis of Vanadium (AKP-020) by GFAAS in support of LTC00013	$7,000 1 [s]t occasion $3,600 subsequent occasions

	665350 Biomechanical Testing on Rat Femur in support of LTC00013	$36,000

	141426 Analysis of rat whole blood samples from study LTC00013 for the determination of Vanadium by GFAAS	$165.00/samples (Minimum batch size of 50 samples)

	141427 Analysis of rat tissue samples from study LTC00013 for the determination of Vanadium by GFAAS	$250.00/samples (Minimum batch size of 50 samples)

	480075 TK Interpretation, linked to 141426 in support of LTC00013	$6,700

Charles River Laboratories	Page 1 of 11

Authorization Initial’s	Study Number and Title	Price (US Dollars)
LTC00014 13-Week Toxicity Study in Beagle Dogs with 4 Weeks Recovery (Reference scope of work dated: 06/17/2008 version 1)
	Core Study Price:	$613,605 (price includes 5% discount)

	210936 Dose Solution Analysis of Vanadium (AKP-020) by GFAAS in support of LTC00014	$7,000 1 st occasion $3,600 subsequent occasions

	141428 Analysis of dog whole blood Samples from study LTC00014 for the determination of Vanadium by GFAAS	$165.00/samples (Minimum batch size of 50 samples)

	141429 Analysis of dog tissue samples from study LTC00014 for the determination of Vanadium by GFAAS	$250.00/samples (Minimum batch size of 50 samples)

	480076 TK Interpretation, liked to 141428	$25,000

In order to minimize the impact of study delays and cancellations for all sponsors, Charles River allocates resources at the time a signed Letter of Payment Authorization is received. Please note that scheduling is not considered confirmed until a signed copy of this document is received. By providing authorization via signature below, you will allow us to confirm a schedule for each authorized study. Your signature further constitutes acceptance of the price and payment schedule.

Price and Payment Schedule for Study LTC00013

The payment schedule and price of this study are as follows:

•	30% Due upon Authorization*

•	30% Due upon Study Initiation

•	30% Due upon Completion of In-Life

•	10% Due upon Submission of Draft Report

*	Invoice(s) will be sent no more than 60 days prior to scheduled study start.

Price and Payment Schedule for Study LTC00014

The payment schedule and price of this study are as follows:

•	30% Due upon Authorization*

•	30% Due upon Study Initiation

•	30% Due upon Completion of In-Life

•	10% Due upon Submission of Draft Report

*	Invoice(s) will be sent no more than 60 days prior to scheduled study start.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 2 of 11

In the event Charles River does not receive comments pertaining to the draft report within 60 days after submission to the Sponsor, the final invoice will be due and payable.

We understand that occasionally you may request to delay or to cancel a study due to unforeseen circumstances. Charles River will make every reasonable effort to accommodate requested schedule changes. However, as significant costs are incurred related to study initiation, cancellation/delay fees will apply in proportion to the number of days’ notice given (please see attached Cancellation and Delay Policy). Cancellation/delay fees may be assessed separately for each postponement prior to the study being cancelled or initiated. The Cancellation and Delay Policy becomes effective upon execution of this Letter of Authorization.

Charles River shall perform these services in accordance with the Service Agreement (the “Agreement”) executed between Charles River Laboratories and Akesis Pharmaceuticals, Inc. Once fully executed, this Letter of Payment Authorization shall be incorporated into and made part of the Agreement.

REPEAT OF SAMPLE ANALYSIS. If applicable, the parties agree that as of commencement of work, in some instances, repeat of sample analysis will be required. If this arises, Charles River must notify the Sponsor as soon as possible and determine, between the parties, if these repeats are required by Sponsor. Consequently, the price per sample analysis/occasion will apply to any additional repeats requested by the Sponsor, as well as any samples above the analytical range, which require dilution. However, in the event that additional sample analysis/occasions are required, Charles River shall submit a written estimate to the Sponsor for the Sponsor’s written approval, and the Sponsor shall respond to Charles River within five (5) business days, or within the specified time period sanctioned by the Sponsor for receipt of such estimates. Once authorization is received, Charles River will endeavor, when possible, to proceed with current batches of sample analysis. Both parties acknowledge that Charles River will be reimbursed for any amount which relates to the repeats if the difference between the original result of the sample analysis and the repeat result of the sample analysis, is within a 30% range.

SHIPMENT OF TEST ARTICLES. Sponsor and Charles River agree that all costs associated with shipping test article to Charles River shall be the responsibility of the Sponsor. Charles River shall not be responsible for any direct or indirect damages sustained by the Sponsor resulting from any loss, destruction or damage to the test article(s).

In the event of a conflict between the terms set forth in this letter and the Master Service Agreement, the terms of the Master Service Agreement shall control, unless specifically agreed upon to the contrary in this letter.

Please sign and return this document via facsimile or email (contact information below). Should you have any questions or require any additional information, please do not hesitate to call me. We look forward to being of service.

Best Regards,
/s/ Jay B. Lichter Ph.D.
Authorized Sponsor Representative
President and CEO
Print (Name and Title)

Christina Fox	6/18/08
Account Manager Charles River Laboratories, Inc. Preclinical Services Phone: 508.925.6270 Fax: 508.925.6701 E-Mail: Christina.Fox@crl.com	Date

If a PO is required, please submit PO with Letter of Payment Authorization or fax to Corporate Finance at 978.657.4242.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 3 of 11

Title:	13-Week Toxicity Study in Sprague-Dawley Rats with 4 Weeks Recovery

Study Number:	LTC00013 Version 1

Charles River Facility:	Charles River Laboratories Preclinical Services Massachusetts

Compliance:	GLP

Species/Strain:	Rat, Sprague-Dawley

Dose Formulation Preparation (assumes basic dose preparation):	Suspension

Dose Formulation Analysis:	Dose Solution Analysis of Vanadium (AKP-020) by GFASS

Dosing Regimen:	1x/day, for 13 weeks

Route of Administration	Oral Gavage

Test System:

Main Study Animals:	10/sex/group

Recovery Animals:	5/sex/group

Recovery:	Included

Test Article:	AKP-020 (monotherapy)

Control Article:	1% carboxymethylcellulose

Study Design:	Group	Dose (mpkpd)	Number of Animals
			M	F
	1 (Control)	0	15 MS + 3 TK	15 MS + 3 TK
	2	2.5	15 MS + 9 TK	15 MS + 39 TK
	3	5	15 MS + 9 TK	15 MS + 9 TK
	4	10	15 MS + 9 TK	15 MS + 9 TK
MS = main study; TK = toxiccokinetic 10 spars/sex
In-Life:
Mortality:	MS and TK animals, 2x daily (AM, PM)

Clinical Observation:	MS animals, 1x daily

Body Weight:	MS and TK animals, pretest, weekly MS animals, prior to necropsy (fasted)

Food Consumption:	MS animals, weekly

Ophthalmology:	MS and TK animals, pretest MS animals, prior to necropsy Evaluations by a board-certified veterinary ophthalmologist

Toxicokinetics:	For 3/sex/group, Days 1 and 91 at the following timepoints: 0.5, 1, 2, 3, 6, 12 and 24 hours; Samples collected and analyzed for determination of Vanadium by GFAAS: Whole Blood

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 4 of 11

Bioanalytical Sample Analysis:	Included (whole blood and tissue samples collected and analyzed for determination of Vanadium by GFAAS)

Toxicokinetic Data Evaluation (blood):	12 runs

Clinical Pathology

Serum Chemistry:	MS animals, Pre study (limited panel), 1 month, 3 month and recovery prior to necropsy (fasted)

Hematology:	MS animals, pre study, 1 month, 3 month and recovery (prior to necropsy)

Coagulation:	MS animals, Prior to MS and recovery necropsy

Urinalysis:	All animals, pre study, 1 month, 3 months and recovery Urine collected via metabolism cage

Urine parameters: NAG

Calculate and report electrolyte data (Ca, P, K, Na and Cl) using ratios and fractional excretion as appropriate.

Anatomical Pathology

Gross Necropsy:	MS animals, end of dose necropsy, and recovery

Organ Weights:	Organ Weights: MS animals, end of dose necropsy, and recovery

Histopathology:	All animals, histopathologic evaluation (Kidney, Liver, Lung, Heart, Pancreas, adipose) control and high dose animals, read down as necessary with additional pricing. Bone marrow smears collected, slides made, evaluated if necessary

Special Assessments:	Kidney Cortex collected and possible evaluated for EM (40 samples)

Kidney & Pancreas collected and possibly evaluated for IHC (80 samples)

Femur collected and analyzed by DXA, pQCT and 3-point bending (40 samples)

Tabulated results and report

GLP

Samples collected and analyzed for determination of Vanadium by GFAAS: Bone, Kidney, Liver, Pancreas, Heart, Lung, Muscle, and Fat

Data Analysis:	Qualitative and quantitative as appropriate

Report Requirements:	Draft and Final

Standard reporting requirements include one draft and one final report in the Charles River format. Issuance of additional drafts, reports, amended reports or a custom format request may result in an additional fee.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 5 of 11

Archiving:	One Year

After dispatch of the draft report, all raw data, samples/specimens (except for those sent to Sponsor or Sponsor designated laboratory and resultant data which are the responsibility of Sponsor) and documents generated at Charles River during this study, together with the original or copy of the protocol (including amendments) and the draft report (if available), will be retained in the secure storage area of Charles River for one (1) year. After this one (1) year period, Sponsor will be contacted prior to the end of the year to authorize continued storage or return to Sponsor, at additional cost (extended storage may be at another Charles River location). At finalization, the final report and any stored materials will be transferred to the scientific archives of Charles River. Subsequently, storage details will be documented in the raw data.

Any additional storage, archiving or retention will require an Extended Archiving Agreement

*	For the recovery phase, Charles River Laboratories reserves the right to house the animals in a smaller room which may or may not house recovery animals from other studies. Should the Sponsor not want the animals to be moved, an additional charge may be applied.

Modifications or alterations can be made to the study design to suit specific test article and client needs. Modifications may alter pricing and scheduling.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 6 of 11

Title:	13-Week Toxicity Study in Beagle Dogs with 4 Weeks Recovery

Study Number:	LTC00014 Version 1

Charles River Facility:	Charles River Laboratories Preclinical Services Massachusetts

Compliance:	GLP

Species/Strain:	Dogs, Beagle

Dose Formulation Preparation (assumes basic dose preparation):	PO= Per OS, Once daily capsule formulation

Dose Formulation Analysis:	Dose Solution Analysis of Vanadium (AKP-020) by GFASS

Dosing Regimen:	1x/day, for 13 weeks

Route of Administration	Capsule

Test System:

Main Study Animals:	3/sex/group

Recovery Animals:	3/sex/group

Recovery:	4 Weeks

Test Article:	AKP-020

Control Article:	TBD

Study Design:	Group	Dosage (mpkpd)	Number of Animals (Including Recovery)
			M	F
	1 (Control)	0	6	6
	2	0.3	6	6
	3	1	6	6
	4	3	6	6
3 spares/sex

In-Life:

Mortality:	All animals, 2x daily (AM, PM)

Clinical Observation:	All animals, 1x daily cageside obs including 1 week prior to dosing, detailed obs weekly

Body Weight:	All animals, 2x pretest including, weekly, prior to necropsy (fasted)

Food Consumption:	All animals, daily including 1 week prior to dosing

Veterinary Exams:	Pretest and prior to necropsy

Electrocardiography:	All animals, pretest, prior to necropsy, no blood pressure Qualitative data evaluation by a Board-certified veterinary cardiologist

Opthamology:	All animals, pretest, prior to necropsy Exams conducted by a Board-certified ophthalmologist

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 7 of 11

Title:	13-Week Toxicity Study in Beagle Dogs with 4 Weeks Recovery

Study Number:	LTC00014 Version 1

Toxicokinetic Collection/Frequency:	All animals, Days 1, 28 and 91 at the following timepoints: Pre-dose(Days 28 and 91 only), 0.5, 1, 2, 3, 6, 12 and 24 hours; Recovery animals Day 112 prior to necropsy. Whole blood and tissue samples collected and analyzed for determination of Vanadium by GFAAS.

Toxicokinetic Sample Analysis:	Included (Samples collected and analyzed for determination of Vanadium by GFAAS)

Toxicokinetic Data Evaluation (bloods):	108 Runs

Clinical Pathology

Serum Chemistry:	All animals, pretest, and Week 4, Week 13 (fasted), Recovery Week 17

Hematology:

Coagulation:

Urinalysis:	All animals, pretest, 1 month, 3 months and recovery Urine collected by pan collection or cystocentesis (prior to necropsy)

Special Assessments:	Urine parameters: NAG, GGT, Beta-2-Microglobulin, Protein, Creatinine, Ca++, and Phosphate

Calculate and report data using ratios and fractional excretion as appropriate. All animals, comprehensive

Anatomical Pathology

Gross Necropsy:	All animals, comprehensive

Organ Weights:	All animals, standard list

Histopathology:	All animals, full gross histopathologic evaluation (Kidney, Liver, Heart, Pancreas, adipose) control and high dose animals, read down as necessary with additional pricing. Bone marrow smears collected, slides made, evaluated if necessary

Special Assessments:	Kidney Cortex collected and possibly evaluated for EM (40 samples)

Kidney & Pancreas collected and possibly evaluated for IHC (80 samples)

Samples collected and analyzed for determination of Vanadium by GFAAS: Bone, Kidney, Liver, Pancreas, Heart, Lung, Muscle, and tissues TBD

Data Analysis:	Qualitative and quantitative as appropriate Draft and Final

Report Requirements:	Draft and Final

Standard reporting requirements include one draft and one final report in the Charles River format. Issuance of additional drafts, reports, amended reports or a custom format request may result in an additional fee.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 8 of 11

Title:	13-Week Toxicity Study in Beagle Dogs with 4 Weeks Recovery

Study Number:	LTC00014 Version 1

Archiving:	One Year

After dispatch of the draft report, all raw data, samples/specimens (except for those sent to Sponsor or Sponsor designated laboratory and resultant data which are the responsibility of Sponsor) and documents generated at Charles River during this study, together with the original or copy of the protocol (including amendments) and the draft report (if available), will be retained in the secure storage area of Charles River for one (1) year. After this one (1) year period, Sponsor will be contacted prior to the end of the year to authorize continued storage or return to Sponsor, at additional cost (extended storage may be at another Charles River location). At finalization, the final report and any stored materials will be transferred to the scientific archives of Charles River. Subsequently, storage details will be documented in the raw data.

Any additional storage, archiving or retention will require an Extended Archiving Agreement

*	For the recovery phase, Charles River Laboratories reserves the right to house the animals in a smaller room which may or may not house recovery animals from other studies. Should the Sponsor not want the animals to be moved, an additional charge may be applied.

Modifications or alterations can be made to the study design to suit specific test article and client needs. Modifications may alter pricing and scheduling.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 9 of 11

POSTPONEMENT/CANCELLATION POLICY

Upon receipt of the signed quote letter or correspondence from the Sponsor confirming formal authorization, Charles River Laboratories Preclinical Services, hereinafter referred to as (“Charles River”) will order or reserve animals and allocate other resources for the specified study.

If the study is initiated on the scheduled start date, the most current quoted price is valid (unless advised otherwise by any revised quote letter) and no postponement or cancellation charges are applicable.

There will be no charges if the study is rescheduled or cancelled as long as notice is provided to Charles River in advance of the defined period of time prior to the animal arrival date, as stipulated below:

•	Rodents: 28 days

•	Dogs: 59 days

•	Non-Human Primates: 59 days

Should any applicable fees be charged from the animal supplier before the above-mentioned timelines, these would be the responsibility of the Sponsor.

Postponement Terms:

Prior To and Following Animal arrival:

Notice of postponement of the study by the Sponsor for any study with a duration of 28 days or more, through no fault of Charles River, prior to or following Animal arrival, shall be charged to the Sponsor at a rate based on the calculation of the total value of the study divided by the total weeks of the study duration, including weeks of acclimation period. Should the study be less than 28 days, Sponsor shall be charged at a rate of $10,500 per week of delay (“Housing Fees”). If the delay exceeds more than four weeks, it would automatically be subject to the cancellation terms below.

In any cases, Housing Fees do not include any technical work such as surgical preparation or other scientific procedures required in order to maintain the integrity of the study, which will be at additional cost.

Cancellation Terms:

Cancellation of the study by the Sponsor, through no fault of Charles River, which falls within the defined period of time above, will be assessed as follows:

Cancellation Charges

Days of Notice Given Prior to Animal Arrival (Rodents)	Days of Notice Given Prior to Animal Arrival (Dogs & Non- Human Primates)	Entire cost of animal fees (if applicable) + Cancellation Charge (% of Study Price)
1 – 7	1 – 7	50%
8 – 14	8 – 14	40%
15 – 28	15 – 28	30%
N/A	29 – 59	20%

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 10 of 11

If sponsor cancels study after animal arrival and before study start the following charges will apply:

50% of total study price plus animal costs plus husbandry ($10,500 room/week) until relocation of animals or disposal.

If the Sponsor requests postponement of a study start, we will make every effort to accommodate the requested change; however, due to resource constraints, Charles River may not be able to reschedule the study precisely as requested by the Sponsor. If the new schedule is not acceptable, the Sponsor may elect to cancel the study, in which case the applicable cancellation charge would apply.

In the event of postponement or cancellation of the study by the Sponsor, additional compensation may be requested for items procured specifically for the study (e.g., animal purchases1, dedicated equipment, perishable or non-reusable supplies) and any non-recoverable expenses incurred by Charles River (e.g., equipment lease payments, subcontractor charges or consultant fees to which Charles is irrevocably committed).

In the event the Sponsor terminates an ongoing study (i.e. early termination following dosing initiation), the Sponsor will be responsible for all incurred costs, committed costs and lost opportunity charges.

Exceptions to the above terms may be made on a case-by-case basis at Charles River sole discretion, if the study cancellation or postponement has little or no financial impact on Charles River (e.g. if notice that the study is subsequently cancelled or postponed falls within the defined period of time above pre-study period but no resources have been expended or costs incurred in the preparation for the study, and the animals can be readily used in another study [or exchanged, in the case of postponement]).

In the event of a conflict between the terms set forth in this letter and the Master Service Agreement, the terms of the Master Service Agreement shall control, unless specifically agreed upon to the contrary in this letter.

[1]

In order to secure animals, Charles River is required to purchase the animals upon study authorization. Therefore, should there be a cancellation thereafter by the Sponsor, the Sponsor will incur the full cost of animals ordered.

Date Created: June 17, 2008 Sponsor: Akesis Pharmaceuticals, Inc.	Page 11 of 11